Exhibit 10.08

XCEL ENERGY INC.

EXECUTIVE ANNUAL INCENTIVE AWARD PLAN

(effective May 25, 2005)

RESTRICTED STOCK AGREEMENT

This Agreement, dated and effective Month Date, 2009, by and between Xcel Energy Inc., a Minnesota corporation (“Xcel Energy”) and <<Name>> (the “Participant”) evidences an award of restricted stock and the applicable terms and conditions of the award.

1.             Shares Awarded.  Xcel Energy awards the Participant <<Number>> shares of Common Stock of Xcel Energy (the “Shares”) pursuant to the Xcel Energy Inc. Executive Annual Incentive Award Plan (effective May 25, 2005) (the “Plan”), upon the terms and conditions of the Plan and this Agreement.  The Plan as currently in effect is incorporated by reference and the Participant acknowledges the receipt of a copy thereof.

2.             Restrictions on Transfer and Restricted Periods.

(a)           During the respective periods hereinafter described (the “Restricted Periods”), the Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Participant, except as hereinafter provided.

(b)           The restrictions described above shall commence on March 1, 2008  (the “Commencement Date”) and, except as provided in paragraph 2(c) or paragraph 3, shall terminate with respect to one-third of the Shares on March 1, 2009; one-third of the Shares on March 1, 2010 and with respect to the remaining Shares on March 1, 2011 or the next available trading date if the designated date is not a trading day.

(c)           Shares will vest and be available upon the expiration of the applicable Restricted Period or, if earlier, upon a Change in Control as defined in the Plan.  The Committee of the Board of Directors designated as the Plan administrator (the “Committee”) shall have the authority, in its discretion, to accelerate the lapse of restrictions whenever the Committee determines that such action is appropriate by reason of changes in applicable tax or other laws, or other changes in circumstances occurring after the commencement of the Restricted Periods.  The Committee, however, has delegated certain administrative duties to the Executive Compensation department of Xcel Energy.

3.             Termination of Service.  If the Participant ceases to maintain an active employment relationship with Xcel Energy and its affiliates as defined in the Plan for any reason other than permanent and total disability (for purposes of this Plan disability is defined as qualification for long term disability benefits under a company sponsored plan) or death, all shares which are subject to the restrictions imposed by paragraph 2 shall be forfeited and returned to Xcel Energy; provided, however, that if the Participant ceases employment by reason of permanent and total disability or death, the restrictions shall lapse.

4.             Certificates for Shares.  Xcel Energy shall hold the Shares in its custody on behalf of the Participant in a segregated account with a nominee name.  As restrictions are released, the Shares will be automatically transferred to the account of the Participant in Xcel Energy’s Dividend Reinvestment and Stock Purchase Plan.

Simultaneously with the execution of this Agreement or at any time requested by Xcel Energy, the Participant will execute a stock power endorsed in blank and promptly deliver such stock power to

Xcel Energy with respect to restricted Shares and Shares purchased with dividends thereon.  Xcel Energy may condition the issuance or delivery of restricted Shares upon receipt of such stock power.

5.             Participant’s Rights.  Except as otherwise provided herein, Participant shall have all the rights of a stockholder, including, but not limited to, the right to vote all of the Shares.  Dividends payable on Shares shall be reinvested in additional shares of Common Stock which Xcel Energy at its discretion may purchase through Xcel Energy’s Dividend Reinvestment and Stock Purchase Plan for the account of the Participant at the same time as dividends are reinvested under said Dividend Reinvestment Plan for the participants in that Plan. Any additional shares of Common Stock purchased by reinvested dividends shall be subject to the same Restricted Periods as the original Shares awarded and deemed to be Shares for purpose of this Agreement.

6.             Expiration of Restricted Period.  Upon the expiration of the Restricted Period with respect to any Shares or lapse of restrictions for any other reason as provided in this Agreement, Xcel Energy shall cause the Shares released from restriction to be transferred to the account of the Participant in Xcel Energy’s Dividend Reinvestment and Stock Purchase Plan.  If the Participant dies before the restrictions lapse, and unless the Participant has directed otherwise in writing delivered to the Xcel Energy Executive Compensation Department, the certificates in respect of such restricted Shares shall be reissued and delivered to the Participant’s legal spouse, otherwise to the estate free of the restrictions referred to in paragraph 2 above and without the legend provided for in paragraph 4 above.

7.             Changes in Capitalization of Xcel Energy.  If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of merger, consolidation, or other corporate reorganization, any additional shares of Common Stock or other securities received, with respect to Shares subject to the restrictions contained in paragraph 2 above, shall be subject to such restrictions and the certificate or other instruments representing or evidencing such shares or securities shall be legended and deposited with Xcel Energy in the manner provided in paragraph 4 above.

8.             General Restrictions.  Each Award granted pursuant to the Plan shall be subject to the requirement that if, in the opinion of the Committee:

(a)           the listing, registration, or qualification of any shares of Common Stock related thereto upon any securities exchange or pursuant to any state or federal law;

(b)           the consent or approval of any regulatory body; or

(c)           an agreement by the recipient with respect to the disposition of any such shares of Common Stock;

is necessary or desirable as a condition of the issuance or sale of such shares of Common Stock, such Award shall not be consummated unless and until such listing, registration, qualification, consent, approval, or agreement is affected or obtained in form satisfactory to the Committee.

9.             Withholding.  Xcel Energy may require the Participant to remit to it, or may withhold from the Award or from the Participant’s other compensation, an amount sufficient to satisfy any applicable federal, state, local tax, employment, FICA or other mandated withholding requirements in regard to the Award in the year or years the Award becomes taxable to the Participant.  Participant may elect to satisfy the withholding requirement, in whole or in part, by tendering shares of previously acquired Common Stock (either by the delivery of share certificates or by attestations) or by having Xcel Energy withhold Shares from the Award at the rate the Committee determines satisfies the applicable withholding requirements of the Code.  If no election is made, Shares will be withheld.

10.           Plan and Plan Interpretations as Controlling.  The Shares hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon the Participant or his legal representatives with regard to any question arising hereunder or under the Plan.

11.           Participant Service.  Nothing in this Agreement shall limit the right of Xcel Energy or any of its subsidiaries to terminate the Participant’s service as an officer or employee, or otherwise impose upon Xcel Energy or any of its subsidiaries any obligation to employ or accept the services of the Participant.

12.           Participant Acceptance.  The Participant shall signify acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy to Xcel Energy.

13.           Mandatory Binding Arbitration. The Participant agrees that any and all disputes related to an award of restricted stock units including but not limited to, eligibility, vesting, distribution and payment, withholding, targets, effect of termination of employment or rights related to an amendment or termination of the Plan, will be subject to mandatory binding arbitration in Minneapolis, Minnesota before the American Arbitration Association. Participant agrees that the Participant will be responsible for bearing his or her share of the costs to arbitrate.

IN WITNESS WHEREOF, the parties hereto have caused this Restricted Stock Agreement to be executed as of the date first above written.

XCEL ENERGY INC.

By:
Richard C. Kelly
Chairman & CEO of Xcel Energy Services Inc.

ACCEPTED:

Participant